EXHIBIT 21

                     SUBSIDIARIES OF GEOSCIENCE CORPORATION

                                           STATE OR JURISDICTION
                                              OF INCORPORATION
                  NAME                          OR FORMATION
----------------------------------------   ----------------------
Syntron, Inc............................   Delaware
     Zhong Hai Syntron (TianJin)
       Geophysical Cable Company,
       Ltd..............................   China
     Syntron Europe Limited.............   Scotland
          Polyseis Limited..............   Scotland
          Syntron (UK) Limited..........   Scotland
     Syntron Asia Pte. Ltd..............   Singapore
     Innovative Transducers Inc.........   Delaware
GeoSensor Corporation...................   Delaware
GeoScience International Foreign Sales
  Corporation...........................   Barbados
Symtronix Corporation...................   Nevada
Symtronix Company.......................   Russia